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                                                                     EXHIBIT 4.1

                     FOURTH AMENDMENT TO RIGHTS AGREEMENT
                     ------------------------------------

     AMENDMENT, dated as of February 18, 1997, to the Rights Agreement, dated as of January 24, 1989, between Amgen, Inc., a Delaware corporation (the "Company"), American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), as amended by the First Amendment to Rights Agreement, dated as of January 22, 1991, between the Company and the Rights Agent, the Second Amendment to Rights Agreement, dated as of April 2, 1991, between the Company and the Rights Agent and the Third Amendment to Rights Agreement, dated as of February 21, 1995, between the Company and the Rights Agent (as so amended, the "Rights Agreement").

                                   RECITALS
                                   --------

     The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement. Any acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                                   AGREEMENT
                                   ---------

     In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

     1. Section 23(c) of the Rights Agreement is hereby modified and amended by amending the first sentence thereof to read in its entirety as follows:

               "Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights (or at such later time as the Board of Directors may establish for the effectiveness of such redemption) pursuant to subsection (b) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price."

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     2.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     5. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date and year first above written.

                                     AMGEN, INC.



                                     /s/ ROBERT S. ATTIYEH
                                     ---------------------
                                     Robert S. Attiyeh
                                     Senior Vice President, Finance
                                     and Corporate Development


                                     AMERICAN STOCK TRANSFER & TRUST
                                     COMPANY



                                     /s/ HERBERT J. LEMMER
                                     ---------------------
                                     Name:   Herbert J. Lemmer
                                     Title:   Vice President

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